SPECIFIC AGREEMENT FOR THE PROVISION
                                                       OF PROFESSIONAL SERVICES


                                  EXHIBIT 10.25
                                  -------------

BETWEEN:CAP           GEMINI UK PLC                              ("CAP GEMINI")

OF:                   Cap Gemini House, 130 Shaftesbury Avenue, London W1V  8HH

AND                   European Micro Holdings Inc              ("THE CUSTOMER")

OF:                   20 - 24 Church Street, Altrincham, Cheshire, WA14 4DW

Commencement Date:
                      (If no date is inserted the Commencement Date shall be the date of Cap Gemini signature below.)

AGREEMENT

Cap Gemini shall provide services ("THE SERVICES") to the Customer as set out in the Schedule from the Commencement Date on the terms set out herein and in Cap Gemini "General Terms and Conditions" (Reference Stan 13_amended, dated 24.02.00)

                                           SPECIFIC AGREEMENT FOR THE PROVISION
                                                       OF PROFESSIONAL SERVICES


1     FEES
1.1 The Customer shall pay to Cap Gemini the fee rates ("THE FEE RATES") attached in respect of the Services provided by Cap Gemini personnel on a time and materials basis. Cap Gemini records of such time and materials shall, in the absence of manifest error, be conclusive and binding proof of the Services provided. Invoices shall be raised at the end of each calendar month in respect of Services provided during that month.

1.2 The Customer shall make additional payments in respect of the the cost of travel, hotel and other expenses properly incurred by Cap Gemini staff.

1.3 The Fee Rates and any other charges specified herein may be varied by Cap Gemini at its discretion from time to time but not more frequently than every six (6) months from the publication date of the attached Fee Rates.

1.4 Any work done by Cap Gemini outside the scope of the Services at the request or with the agreement of the Customer shall unless otherwise agreed be performed and fees therefore shall be paid in accordance with this Agreement.

1.5 Notwithstanding any other provision of this Specific Agreement or the Cap Gemini General Terms and Conditions referred to above Cap Gemini shall be entitled to charge for time spent by its personnel while they are available for work at the Customer's premises but are unable to provide services because of a failure by the Customer to meet its obligations.

2     PERSONNEL
2.1 Cap Gemini will provide the personnel required to fulfil the Services and at all times the conditions of employment of Cap Gemini apply to such personnel. However, Cap Gemini staff shall when working on the Customer's premises conform to the general working terms and conditions of the Customer provided that Cap Gemini has been informed in writing of such terms and conditions.

2.2 Staff are assigned to projects at their current grades and if a person is promoted during a project one (1) month's notice of the new fee rate will be given to the Customer. If the Customer does not agree with the new rate Cap Gemini will offer a replacement in the same grade as that from which the person concerned has been promoted.

2.3 There is no deduction for fees for special holidays given by the Customer to its own staff or for up to the equivalent of two (2) days per quarter when a person attends Cap Gemini training and meetings. Fees are deducted however for each day that a person is absent from the assignment due to holidays, sickness or for any other reasons not referred to in this Sub-Clause.

2.4 Cap Gemini reserves the right to substitute new personnel for the personnel assigned to the Customer from time to time and the Customer may request such a substitution. In either event the Customer may not refuse alternative personnel offered by Cap Gemini unless it gives good reasons in writing to the satisfaction of Cap Gemini for its refusal within ten
      (10) days of first meeting the proposed substitute.

2.5 The Customer hereby acknowledges that the members of staff provided by Cap Gemini hereunder are charged out at either the short term or long term rates provided for by the Fee Rates in accordance with the expected duration of this Agreement as represented by the Customer to Cap Gemini. In the event of the Customer wishing Cap Gemini to withdraw some of its staff prior to the termination hereof the Customer shall first give to Cap Gemini.
      (i) not less than fourteen (14) days written notice of such withdrawal in the case of staff provided at short term fee rates; and

      (ii) not less than three (3) months written notice of such withdrawal in the case of staff provided at long term fee rates.

3     THE SERVICES
3.1 Cap Gemini will agree a procedure for monitoring the progress of the Services with the Customer. This will include regular review meetings attended by representatives of the Customer and Cap Gemini authorised to make decisions with respect to the provision of the Services.

3.2 Where the Services comprise the development or modification of a computer system, on completion of each stage of the development or modification, the Customer shall undertake a review of work completed to date, changes in requirements, revised resource estimates and schedules, and responsibility for outstanding tasks. Such stages may include business and functional system design, computer system design, program development, acceptance testing and implementation.

3.3 Each system developed or modified by Cap Gemini hereunder shall be deemed to be handed over when the systems documentation agreed to be produced by Cap Gemini has been delivered to the Customer and that system has been installed on the Customer's processor in readiness for acceptance testing or would have been so installed were it not for a failure on the part of the Customer to co-operate in or allow such installation.

3.4 At the acceptance testing stage of each system developed or modified the Customer must ensure by setting up comprehensive test data that each system performs in accordance with the relevant systems documentation. The acceptance testing must be completed within two (2) weeks of Cap Gemini handing over the relevant system. The Customer must express in writing full and precise details of any failure on the part of that system to conform to the relevant systems documentation. If any such failure prevents the Customer from continuing acceptance testing a part of the system the specified period in respect of that part will be extended by the time it takes Cap Gemini to correct such failure to allow for the completion of acceptance testing of that part of the system once the failure has been corrected.

3.5 Each system developed or modified by Cap Gemini hereunder shall be deemed to be accepted and Cap Gemini obligations in respect of the development and modification of that system discharged on the first to occur of the following.
      (i) completion of acceptance testing including correction of failures notified in writing to Cap Gemini; or
      (ii) the end of the two (2) week period without acceptance tests having been run or without the Customer having expressed in writing to Cap Gemini any dissatisfaction in respect of such system; or
      (iii)the Customer modifying the system or using it other than for the purposes of acceptance testing or training.

4     INTELLECTUAL PROPERTY RIGHTS
      The intellectual property rights in any original programs, specifications, designs or reports wholly created in the course of supplying the Services will become the property of the Customer upon payment of any monies due. However wherever a program, specification, design or report is an adaptation of or is derived from existing materials the ownership of such intellectual property rights in those programs, specifications, designs or reports remains with the owner thereof and is not affected by the supply of the Services notwithstanding that a significant amount of original material unique to the Customer has been incorporated in a process of modification. Nothing herein shall prevent Cap Gemini from using the knowledge and know-how of a non confidential or non proprietary nature gained in building all programs, specifications, designs or reports referred to in this paragraph in any combination or permutation when providing services to others.

5     TERMINATION
      In addition to the termination provisions contained in the Cap Gemini General Terms and Conditions referred to above and without prejudice to any rights contained herein or accrued hereunder either party shall be entitled to terminate this Agreement by giving to the other party four (4) weeks notice in writing in the initial 18 week period and three (3) month's notice in writing thereafter of its intention to terminate.

                                           SPECIFIC AGREEMENT FOR THE PROVISION
                                                       OF PROFESSIONAL SERVICES

6     COMPUTER TIME
      Both parties recognise that availability of adequate computer time is an essential requirement for program development. If the Customer's program development is being carried out by Cap Gemini on the Customer's computer and sufficient computer time is not made available or if Cap Gemini for reasons outside Cap Gemini's control, is prevented from making use of computer time that the Customer is providing, then Cap Gemini reserves the right to charge for resources assigned even if not utilised.

7     REPRESENTATIONS AND WARRANTIES
      Except as set out below or else where in this Agreement or in the Cap Gemini General Terms and Conditions there are no representations or warranties which have been made by Cap Gemini in respect of the Services and upon which the Customer has relied in entering into this Agreement.

8     THE YEAR 2000
      The software utilised by the Customer (including any software which is stored on any medium or device and/or embedded within any apparatus) (together "Programs") may have been written using dates with no century (i.e. 95 rather than 1995) in order to save space in the files and memory. Cap Gemini shall not be responsible for making changes to the Programs to accommodate the change of century. Where changes are needed, they do not form part of the Services.

9     EUROPEAN ECONOMIC AND MONETARY UNION
      Cap Gemini shall not be responsible for making changes to the Programs (as that term is defined in clause 8) or maintaining them or installing new Programs or hardware so as to ensure any requirement for European Euro processing or any requirement of cross compatibility or transition between any existing unit of currency and the European Euro. Where changes or maintenance or new installations are needed, they do not form part of the Services.

SIGNED ON BEHALF OF CAP GEMINI:           SIGNED ON BEHALF OF THE CUSTOMER:





SIGNATURE                                 SIGNATURE
           ------------------------                  ------------------------


NAME                                      NAME
           ------------------------                  ------------------------


DATE                                      DATE
           ------------------------                  ------------------------


                            ( CAP GEMINI UK PLC 2000

                                                    GENERAL TERMS AND CONDITIONS


1.  DEFINITIONS
For the purposes of these general terms and conditions ("these Terms") and any Specific Agreement (as hereinafter defined) the following words have the following meaning: -
"AUTHORISED REPRESENTATIVE" means any director or other duly authorised employee of Cap Gemini or any Cap Gemini Company or of the Customer.
"CONTRACT" means these Terms and any relevant Specific Agreement.
"CUSTOMER" means a person to whom Cap Gemini supplies Products or Services.
"CAP GEMINI" means Cap Gemini UK plc.
"CAP GEMINI COMPANY" means the holding company or any subsidiary company of Cap Gemini within the definition contained in Section 736 Companies Act 1985. "PARTIES" means Cap Gemini and the Customer.
"PARTY" means either Cap Gemini or the Customer.
"PRODUCTS" means any products to be supplied by Cap Gemini to a Customer including but not limited to hardware, software and documentation.
"SPECIFIC AGREEMENT" means an agreement in writing between the Parties including any incorporated schedules, relating to the supply of Services or Products which references these Terms.
"SERVICES" means any services to be provided by Cap Gemini to a Customer.
2.   CONTRACT
2.1 Any Specific Agreement submitted by Cap Gemini to the Customer shall constitute an offer made on the terms and conditions contained therein and these Terms. In the event of inconsistency between the terms of a Specific Agreement and these Terms the Specific Agreement shall prevail.
2.2 Any supply of Services or Products by Cap Gemini otherwise than under a Specific Agreement shall be covered by these Terms.
2.3 The Contract constitutes the entire agreement between the Parties with respect to the subject matter contained herein. All other terms, and all conditions and warranties whether express or implied, statutory or otherwise, and all representations, statements, negotiations, understandings and undertakings either written or oral made before or after the date of any Specific Agreement are excluded and superseded except where they appear herein or in any Specific Agreement or are specifically agreed after the date of any Specific Agreement in writing by an Authorised Representative from both Parties or are implied and the exclusion of which is not permitted by Law. The Parties acknowledge that no reliance is placed on any representations made but not embodied in the Contract.
2.4 No estimate or budgetary quotation which is given to the Customer in connection with the supply of Services or Products shall be construed as part of these Terms unless specifically incorporated in writing into the Contract. Any estimate or budgetary quotation shall not be deemed open for acceptance by the Customer.
2.5 Cap Gemini may at any time request a Cap Gemini Company to act as its agent in the performance of any Specific Agreement and such Cap Gemini Company shall have authority to sign any Specific Agreement as agent for Cap Gemini.
3.   LIABILITY AND INDEMNITY
3.1  This Clause 3 prevails over all other clauses in the Contract.
3.2 Neither Party excludes or limits its liability to the other Party for death or personal injury caused by its negligence, or fraudulent misrepresentation.
3.3 The aggregate liability of either Party in respect of loss or damage to tangible property of the other Party caused by its negligence shall not exceed five million pounds ((pound)5,000,000).
3.4 Except as provided in Clauses 3.2 and 3.3, the liability of either Party for a claim made by the other Party in respect of loss or damage suffered by that Party flowing from any one event or series of connected events shall not exceed the higher of (a) the total payments made by the Customer under the relevant Specific Agreement(s) during the two (2) years immediately prior to written notification of the claim, or (b) the sum of five hundred thousand pounds ((pound)500,000), however that liability arises including (without limitation) breach of contract, tort, misrepresentation or breach of statutory duty.
3.5 Except as provided in Clauses 3.2 and 3.3, where the Parties have not signed a Specific Agreement but Cap Gemini has supplied Products or Services under these Terms, the liability of either Party for a claim made by the other Party in respect of loss or damage suffered by that Party flowing from any one event or series of connected events shall not exceed five hundred thousand pounds ((pound)500,000) however that liability arises including (without limitation) breach of contract, tort, misrepresentation or breach of statutory duty.
3.6 Neither Party shall be liable to the other Party for any loss of profit, production, anticipated savings, goodwill or business opportunities or any type of indirect, economic or consequential loss even if that loss or damage was reasonably foreseeable or that Party was aware of the possibility of that loss or damage arising.
4.   CONFIDENTIALITY
4.1 The Parties agree to treat in confidence the other's data documentation and information which is marked confidential or which is by its nature clearly confidential ("Confidential Information"). The Parties further agree not to disclose any Confidential Information to any other person other than its own employees under conditions of confidentiality and then only to the extent required for proper implementation and utilisation and the proper performance of any Specific Agreement. If Cap Gemini appoints a Cap Gemini Company to supply Services or Products Cap Gemini may disclose such Confidential Information to that company to enable it to supply any Services or Products under the same conditions of confidentiality. Nothing shall prevent Cap Gemini from using the knowledge and know-how gained in providing the Services in any combination or permutation for any other purpose.
4.2 Nothing contained herein shall be construed to impose a confidentiality obligation on a Party in respect of:-
     (a) any matter appearing in public literature or otherwise within the public domain unless the information is in the public domain as a result of a breach of this Agreement or any Specific Agreement by that Party; or
     (b) any information or knowledge possessed by that Party prior to disclosure to it by the other or rightfully acquired from sources other than the other Party; or
     (c) any information or knowledge acquired in a bona fide arm's length transaction by the Party making the disclosure.
4.3 Upon any termination of this Contract, each Party shall cause all Confidential Information belonging to the other Party in whatever medium it is recorded or held to be returned, deleted or destroyed according to the written instructions of the other Party.
4.4 Cap Gemini reserves the right to sub-contract all or any part of its rights and obligations under these Terms or any Specific Agreement and any such sub-contractor may be passed such confidential information as may be necessary for such purpose. For the avoidance of doubt Cap Gemini will ensure that any such sub-contractor will be bound to confidential undertakings provisioned no less onerous as stated herein.
4.5 The provisions of this Clause 4 shall continue after the termination of the Contract.
5.   INTELLECTUAL PROPERTY RIGHTS
5.1 The Customer acknowledges that it owns no copyright or other intellectual property rights in any of the Products including but not limited to copyright in documentation and programs in either eye-readable or in machine-readable form.

5.2 The Customer shall not delete proprietary information or trade mark notices if any appearing on any documentation supplied to it by Cap Gemini at any time. Further, the Customer will ensure that all copies of documentation made by it under the provisions hereof or any Specific Agreement shall carry a copyright notice in a form approved by Cap Gemini.
5.3 The Customer undertakes that it shall ensure that its employees will not make copies in whole or in part of any Products or of any know-how relating thereto or any other material provided or in any way obtained in eye-readable form except for the Customer's own use whether supplied before on or after the date of any Specific Agreement and ownership of such copies shall vest in Cap Gemini.

                                                    GENERAL TERMS AND CONDITIONS

6.   PRICES, FEES AND PAYMENT
6.1 The prices or fees chargeable by Cap Gemini in respect of the supply of Services or Products are calculated with specific reference to the obligations undertaken and warranties and representations made by Cap Gemini.
6.2 Payment of invoices shall be made within twenty one (21) days of the invoice date. Cap Gemini shall have the right to charge interest from the invoice date on overdue invoices without further notice at a rate of four
     (4) per cent per annum over the base rate of Midland Bank plc for the time being in force.
6.3 Amounts payable by the Customer are exclusive of value added tax and other taxes duties levies or other deductions or withholdings. The Customer shall be obliged to pay in accordance with Clause 6.2 above any such taxes or other amounts notified to it by Cap Gemini.
7.   CUSTOMER OBLIGATIONS
7.1 Wherever required in respect of the supply of Services or Products the Customer shall provide Cap Gemini staff, employees, agents and sub-contractors with such accommodation computer resources and other facilities as may be necessary, during and outside normal office hours, for such staff, employees, agents and sub-contractors to supply the Services or Products. The accommodation shall be suitably equipped and shall provide facilities for making and receiving telephone calls to and from Cap Gemini in private.
7.2 Support services to be provided by Cap Gemini, including but not limited to, project management, planning and review, preparation of user documentation and computer installation and operation shall be as agreed in writing. Any support services not so agreed upon shall be furnished by the Customer.
7.3 The Customer shall advise Cap Gemini of all rules and regulations relating to the conduct of the Customer's employees and of specific regulations or practices which Cap Gemini personnel should comply with. Cap Gemini personnel shall use reasonable endeavourS to comply with such rules and regulations whenever they are on the Customer's premises. The Customer shall take all reasonable precautions to ensure the health and safety of Cap Gemini staff, employees, agents and sub-contractors while they are on the Customer's premises.
7.4 The Customer shall give prompt attention to any matter raised by Cap Gemini relating to the obligations of the Customer under this Clause.
8.   PERSONNEL
     Without in any way restricting the right of an employee freely to accept employment and change employment if either Party induces an employee of the other Party to enter its service at any time during the supply of the Services or Products then that Party shall pay to the other an amount being equivalent to the employee's net annual salary in recognition only of the disruption that such inducement would cause to the efficient conduct of the other Party's business.
9.   TERMINATION
9.1 Cap Gemini shall be entitled by notice in writing, without prejudicing any rights contained herein or accrued hereunder or under a Specific Agreement, to terminate forthwith any provision of the Services or supply of Products if any invoice raised by Cap Gemini is still outstanding after thirty (30) days and the Customer continues to be in default for thirty (30) days after written notice of default has been given to it by Cap Gemini.
9.2 Without prejudicing any rights hereunder either Party shall be entitled to terminate forthwith any provision of the Services or supply of Products by notice in writing:-
     (a) if the other Party has committed a material breach or persistent breaches of these Terms or any Specific Agreement and continues such default for thirty (30) days after written notice has been given to such Party with a request that such material breach or persistent breaches are rectified and no such rectification takes place; or
     (b) upon the other Party passing a resolution for winding up (save for the purpose of amalgamation or reconstruction and where the amalgamated or reconstructed company agrees to adhere to these Terms and any Specific Agreement) or suffering a winding-up order being made against it or going into administration; or
     (c) if a receiver or administrative receiver is appointed or an encumbrancer takes possession of the undertaking or assets (or any part thereof) of the other Party; or
     (d) if the other  Party is unable to pay its debt  (within  the  meaning of
         Section 123 of the Insolvency Act 1986 or any statutory re-enactment or modification thereof) or ceases to or threatens to cease to carry out its business or enters into a composition with its creditors; or
     (e) within six (6) months of distress or execution being levied against any property of the other Party.
10.  FORCE MAJEURE
10.1 Neither Party will be liable for delay in performing obligations or for failure to perform obligations if the delay or failure resulted from circumstances beyond its reasonable control including but not limited to, act of God or governmental act, flood, fire, explosion, accident, civil commotion, industrial dispute, or transportation or communications problems, or impossibility of obtaining materials.
10.2 Each Party agrees to give written notice as soon as reasonably possible to the other on becoming aware of an event of force majeure and such notice shall contain details of the circumstances giving rise to the event of force majeure.
11.  NOTICE
11.1 Any notice given under this Agreement must be given in writing and sent or delivered by hand, post, or facsimile to the other Party at the address stated in the Agreement (or any other address notified for this purpose by that Party) provided that any;
     (a) notice delivered by hand shall be deemed to have been given when deposited at the appropriate address;
     (b) notice sent by post shall be deemed to have been given forty eight (48) hours after a first class registered letter is posted to the appropriate address; and
     (c) notice sent by facsimile shall be deemed to have been given on transmission to the correct number, provided that such notice is confirmed within forty eight (48) hours as in a) or b) above.
12.  GENERAL
12.1 No failure, delay or indulgence on the part of either Party in exercising any power or right under this Contract shall operate as a waiver of such power or right.
12.2 No single or partial exercise of any power or right by either Party shall preclude any other or further exercise thereof or the exercise of any other such power or right under this Contract.
12.3 If any provision of this Contract shall be held by a court of competent jurisdiction to be invalid or voidable such provision shall be struck out and the remainder thereof shall stand in full force and effect.
12.4 The Customer shall fully indemnify and hold Cap Gemini harmless in respect of any claims by third parties which are caused by or arise from any act or omission of Cap Gemini or of any employee, agent or sub-contractor carried out pursuant to instructions of the Customer.
12.5 In the event of there being any deficiency in the supply by Cap Gemini of any Services or Products Cap Gemini shall always be afforded a reasonable opportunity to correct such deficiency.
12.6 Neither party may assign this Contract or any of its rights and obligations hereunder without the prior written consent of the other provided that neither party shall require consent for assignment within its own group of companies (for the avoidance of doubt group of companies shall mean subsidiary companies as defined by section 736 of the Companies act 1980).
12.7 Clause headings are inserted for convenience of reference only and shall have no effect in interpreting these Terms or any Specific Agreement.
12.8 A reference to a clause or a schedule in any Specific Agreement shall mean a reference to a clause in or a schedule set out within that Specific Agreement unless it is stated to the contrary.
12.9 Any publicity to be issued in connection with this Contract (including any dispute arising) shall only be issued subject to prior written consent from the Parties, such consent shall not be unreasonably withheld.

                                                    GENERAL TERMS AND CONDITIONS



12.10 In the event of frustration of this Contract each Party shall be relieved of the requirement to perform obligations as from the date of frustration and the Customer shall be obliged to pay Cap Gemini all sums already due and payable as at the date of frustration together with payment for all work done and all expenses incurred by Cap Gemini up to the date of frustration whether or not payment would otherwise have been due and payable as at that date.
12.11 No alteration or addition to these Terms shall be valid unless agreed in writing by the Authorised Representatives.
12.12 Where the Customer issues a purchase order to Cap Gemini relating to the Services or Products, the Customer agrees that unless otherwise agreed the terms of such purchase order shall not apply and such purchase order shall be accepted by Cap Gemini for the sole purpose of referencing invoices.
12.13 This Contract shall be governed by English law. The Parties will seek to resolve disputes between them by an Alternative Dispute Resolution ("ADR") technique recommended by the Centre for Dispute Resolution ("CEDR"). If the Parties fail to settle the dispute within thirty (30) days following their agreement to involve CEDR or either Party refuses to submit to ADR, the dispute shall be referred to the non-exclusive jurisdiction of the English courts.


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